Exhibit 15.1

Schedule I- Condensed Financial Information of Registrant

	Year ended December 31,		April 28, to December 31,
(in thousands of U.S. dollars)	2016	2015	2014
Total revenue	$—	—	$13,269
EXPENSES
Administrative expenses	(6,903)	(6,089)	(1,718)
Equity in earnings of subsidiaries	36,730	26,118	1,086
Equity in earnings (losses) of joint ventures	16,622	17,123	(2,158)
Interest income	—	6,267	3,243
Interest expense	(5,072)	(2,140)	(467)
Net income	41,377	41,279	13,255
Share of subsidiaries unrealized losses on cash flow hedges	1,883	1,329	(2,293)
Share of subsidiaries income tax benefit	(378)	(395)	17
Comprehensive income	$42,883	42,213	$10,979

See accompanying notes to condensed financial statements.

CONDENSED BALANCE SHEETS
	As of December 31,
(in thousands of U.S. dollars)	2016	2015
Current assets
Cash	$11,822	$13,082
Promissory note to subsidiaries	123,248	123,248
Prepaid expenses and other receivables	93	96
Total current assets	135,163	136,426
Cash designated for acquisition	91,768	—
Investments in subsidiaries	207,982	204,249
Total long-term assets	299,750	204,249
Total assets	$434,913	$340,675
LABILITIES AND PARTNER'S CAPITAL
Trade payables	755	283
Amounts due to owners and affiliates	85	560
Loans and promissory notes due to owners and affiliates	43,005	47,287
Accrued liabilities and other payables	392	240
Total current liabilities	$44,237	$48,370
Accumulated losses of joint ventures	25,886	42,507
Total liabilities	70,123	90,877
Total partners' capital	364,790	249,798
Total liabilities and partners' capital	$434,913	$340,675

See accompanying notes to condensed financial statements.

Schedule I- Condensed Financial Information of Registrant

Exhibit 15.1

	Year ended December 31,		April 28, to December 31,
(in thousands of U.S. dollars)	2016	2015	2014
Net cash provided by operating activities	$(3,608)	10,255	$11,981

INVESTING ACTIVITIES
Demand note due from owner	—	—	(140,000)
Increase in restricted cash for acquisition of Höegh Grace entities	(91,768)	—	—
Proceeds from investment in subsidiaries	26,616	4,600	—
Net cash provided by (used in) investing activities	(65,152)	4,600	(140,000)

FINANCING ACTIVITIES
Proceeds from initial public offering, net of underwriters' discounts and expenses of offering	—	—	203,467
Cash from proceeds of initial public offering distributed to Höegh LNG	—	—	(43,467)
Proceeds from public offering, net of underwriters' discounts and expenses	111,529	—	—
Repayment of amounts due to owners and affiliates	(12,617)	—	—
Proceeds from loans and promissory notes due to owners and affiliates	8,622	—	—
Proceeds from indemnifications received from Höegh LNG	3,843	6,596	—
Cash distributions to unitholders	(43,877)	(35,524)	(4,826)
Net cash provided by (used in) financing activities	67,500	(28,928)	155,174

Increase (decrease) in cash and cash equivalents	(1,260)	(14,073)	27,155
Cash and cash equivalents, beginning of period	13,082	27,155	—
Cash and cash equivalents, end of period	$11,822	13,082	$27,155

See accompanying notes to condensed financial statements.

1. Basis of presentation

Höegh LNG Partners LP – Parent company is a Marshall Islands limited partnership formed on April 28, 2014.

In the parent-only financial statements, the investment in subsidiaries and investment in joint ventures are stated at cost plus equity in undistributed earnings of subsidiaries and accumulated losses in joint ventures since the date of acquisition and the closing of the initial public offering of Höegh LNG Partners LP (the “Partnership”) on August 12, 2014. The Partnership’s share of net income of its unconsolidated subsidiaries and joint ventures is included in the condensed income statement using the equity method. The Parent company’s financial statements should be read in conjunction with the Partnership’s consolidated and combined carve-out financial statements contained elsewhere in the Partnership’s Report on Form 20-F for the year ended December 31, 2016.

2. Dividends

Cash dividends of $7.9 million and $8.4 million were paid to the Parent company from its consolidated subsidiaries for the years ended December 31, 2016 and 2015, respectively. No dividend was paid for the year ended December 31, 2014.